As filed with the Securities and Exchange Commission on May 15, 2023

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seadrill Limited

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place, 55 Par-la-Ville Road

Hamilton HM 11 Bermuda

Tel: +1 (441) 295-9500

(Address and telephone number of Registrant’s principal executive offices)

Todd Strickler

Seadrill Americas Inc.

11025 Equity Dr., Suite 150

Houston, Texas 77041

(713) 329-1150

(Name, address and telephone number of agent for service)

Copies to:

David Emmons

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This registration statement on Form F-3ASR is being filed to correct a printer error made in a previously filed registration statement on Form F-3 (file number 333-271897) related to the form type used for such filing. The previously filed registration statement was not declared effective by the Securities and Exchange Commission and none of our securities were sold pursuant to the previously filed registration statement. The contents of this registration statement on Form F-3ASR are identical to those of the previously filed registration statement on Form F-3, except for certain changes required to be made to update the date of the filing.

PROSPECTUS

Seadrill Limited

24,763,163 Common Shares

This prospectus relates to the resale, from time to time, of up to 24,763,163 common shares, par value $0.01 per share (“Common Shares”), of Seadrill Limited, an exempted company limited by shares existing under the laws of Bermuda, being offered by the selling shareholders identified herein (collectively, the “selling shareholders”).

We are registering the offer and sale of the Common Shares pursuant to registration rights we have granted under a registration rights agreement dated as of February 22, 2022 (the “Bankruptcy Registration Rights Agreement”) and a registration rights agreement dated as of April 3, 2023 (the “Merger Registration Rights Agreement” and together with the Bankruptcy Registration Rights Agreement, the “Registration Rights Agreements”), in each case as further described herein. We have agreed to bear all of the expenses incurred in connection with the registration of the Common Shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Common Shares.

The selling shareholders may sell the Common Shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may sell the Common Shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. For additional information on the manner in which the Common Shares may be sold by the selling shareholders and the method by which the price for the Common Shares may be determined, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We are not offering any Common Shares for sale under this prospectus, and we will not receive any proceeds from the sales of Common Shares by the selling shareholders. Our registration of the offer and sale of Common Shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of the Common Shares. Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and on the main list of the Oslo Stock Exchange (the “OSE”) under the symbol “SDRL.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Shares involves risks. See “Risk Factors” beginning on page 3 of this prospectus and other risk factors contained in the documents incorporated by reference herein.

On May 12, 2023, the closing price of our Common Shares on the NYSE and the main list of the OSE was $36.81 and NOK 395.50, respectively.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The permission of the Bermuda Monetary Authority (“BMA”) is required, under the provisions of the Exchange Control Act 1972 of Bermuda (the “Exchange Control Act”) and related regulations, for all issuances and transfers of shares (which includes the Common Shares) of Bermuda companies to and/or from a non-resident of Bermuda for exchange control purposes, other than in the case where the BMA has granted a general or specific permission. Consent under the Exchange Control Act has been obtained from the BMA for the issue and transfer of the Company’s Common Shares to persons resident and non-resident of Bermuda for exchange control purposes for so long as the shares of the Company (which would include the Common Shares) are listed on an “appointed stock exchange” (which would include the NYSE and the OSE). In granting such consent, the BMA accepts no responsibility for the financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is May 15, 2023.

i

ABOUT THIS PROSPECTUS

Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Seadrill,” the “Company,” “we,” “us” and “our” refer to (i) Seadrill Limited (formerly known as New SDRL Limited), a company incorporated under the Laws of Bermuda with registration number 53439 (“Old Seadrill”), and its consolidated subsidiaries prior to February 22, 2022, the effective date (the “Effective Date”) of the Plan (as defined herein), and emergence from the bankruptcy proceedings under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and (ii) Seadrill Limited (formerly known as Seadrill 2021 Limited), a company incorporated under the Laws of Bermuda with registration number 202100496 (“Seadrill Limited”), and its consolidated subsidiaries following the Effective Date. In the section “Description of Share Capital,” references to “Seadrill,” the “Company,” “we,” “us” and “our” refer only to Seadrill Limited and not to any of our subsidiaries.

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus provides you with a general description of us and the securities that may be offered by the selling shareholders. Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), each time securities are offered by the selling shareholders pursuant to this prospectus, the selling shareholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the selling shareholders have not, authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectuses we have prepared. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making any offer to sell the Common Shares in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or of any sale of the Common Shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

We have not, and the selling shareholders have not, taken any action to permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Common Shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

ii

ABOUT SEADRILL

We are an offshore drilling contractor that provides worldwide offshore drilling services to the oil and gas industry. Our primary business is the ownership and operation of drillships, semi-submersible rigs and jackup rigs for operations in shallow to ultra-deepwater in both benign and harsh environments. We contract our drilling units to drill wells for our customers on a dayrate basis. Typically, our customers are oil super-majors, state-owned national oil companies and independent oil and gas companies.

As of December 31, 2022, we owned 14 drilling rigs, and managed a further seven rigs that are owned by third parties; five rigs owned by SeaMex Limited (“SeaMex”) and two rigs owned by Sonangol EP.

We are recognized for providing high quality operations, in some of the most challenging sectors of offshore drilling. As of December 31 2022, we employed approximately 2,600 employees across the globe. We are incorporated in Bermuda and have worldwide operations based on where activities are conducted in the global oil and gas industry.

We operate through the following segments: (i) harsh environment; (ii) floaters; and (iii) jackup rigs, as further explained in the documents incorporated by reference herein.

Our registered office is at Park Place, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda. Telephone: +1 (441) 242 1500 and fax: +1 (441) 295-3494. Our principal executive offices are located at our corporate headquarters (Seadrill Management Ltd.) in Chiswick Business Park, Building 11, 2nd Floor, 566 Chiswick High Road, London W4 5YS, United Kingdom, and our telephone at this address is +44 (0) 20 881 4700. Our website address is www.seadrill.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part.

Recent Developments

PES Disposal

On September 30, 2022, we entered into share purchase agreements under which we would sell our entire 35% shareholding in Paratus Energy Services Ltd. (formerly Seadrill New Finance Limited) (“PES”) and certain other interests (the “PES Sale”). PES is the entity through which investments in the SeaMex Group, Seabras Sapura, and Archer Ltd are held. The sale closed on February 24, 2023. In connection with the disposal of our entire 35% shareholding in Paratus Energy Services Ltd, on March 14, 2023, we provided each of PES and SeaMex Holdings with a termination notice regarding (i) the Master Service Agreement by and between PES and Seadrill Management Ltd (“SML”), dated January 20, 2022 (the “Paratus MSA”), and (ii) the Master Service Agreement by and among SeaMex Holdings, certain operating companies party thereto and SML, dated January 20, 2022 (the “SeaMex MSA”), respectively. The Paratus MSA will terminate effective July 12, 2023; and the SeaMex MSA will terminate effective September 10, 2023.

Aquadrill Acquisition

On December 22, 2022, we entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and among Seadrill, Aquadrill LLC (formerly Seadrill Partners), a Marshall Islands limited liability company (“Aquadrill”), and Seadrill Merger Sub, LLC, a Marshall Islands limited liability company (“Merger Sub”), pursuant to which Merger Sub merged with and into Aquadrill, with Aquadrill surviving the merger as a wholly owned subsidiary of Seadrill (the “Merger”). On April 3, 2023 (the “Closing Date”), we completed the Merger. In connection with the Merger, we issued approximately 29.9 million Common Shares to Aquadrill unitholders and equity award holders, as well as the Chief Executive Officer of Aquadrill, representing approximately 37% of the post-Merger issued and outstanding Common Shares.

As a result of the Merger, we acquired Aquadrill’s four drillships, one semi-submersible and three tender-assist units. As of the date of this prospectus, Seadrill (i) owns 12 floaters (including seven 7th generation drillships, three 6th generation drillships, and two benign environment semi-submersible units), three harsh environment rigs, four benign jackups and three tender-assisted rigs and (ii) manages seven additional rigs under management service arrangements with Sonadrill Holding Ltd. and SeaMex.

Prepayments under Second Lien Facility

On February 10, 2023, we made a voluntary prepayment of $118 million under our secured second lien debt facility. The payment was comprised of $110 million in debt principal, $6 million in exit fee, and $2 million in accrued interest. On March 15, 2023, we made a further voluntary prepayment of $44 million under our secured second lien debt facility. The payment was comprised of $40 million in debt principal, $2 million in exit fee, and $2 million in accrued interest.

SFL Hercules Ltd

On March 5, 2023, we were served with a claim from SFL Hercules Ltd. (“SFL”), filed in the Oslo District Court in Norway, relating to our redelivery of the rig West Hercules to SFL in December 2022. In its petition, SFL claims that the rig was not redelivered in the condition required under our contract with SFL and seeks damages in the amount of approximately NOK 300 million (approximately $28 million).

RISK FACTORS

Investing in the Common Shares involves significant risks. Before making an investment decision, you should carefully consider the risks described in this prospectus and the risks described under “Risk Factors” and elsewhere in any prospectus supplement, our most recent annual report on Form 20-F, subsequent reports on Form 6-K and other reports and documents we file with the U.S. Securities and Exchange Commission (the “SEC”) after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents incorporated by reference herein. If any of the risks discussed in this prospectus or the documents incorporated by reference herein occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Common Shares could decline significantly, and you could lose all or part of your investment. Some statements included or incorporated by reference in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Merger

The unaudited pro forma condensed combined financial information of Aquadrill and Seadrill incorporated by reference into this prospectus is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the Merger.

The unaudited pro forma condensed combined financial information of Aquadrill and Seadrill incorporated by reference into this prospectus is presented for illustrative purposes only, is based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the Merger. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of what Seadrill’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated, or the future consolidated results of operations or financial position of Seadrill. Accordingly, Seadrill’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in or incorporated by reference into this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “assumes”, “projects”, “forecasts”, “estimates”, “expects”, “anticipates”, “believes”, “plans”, “intends”, “may”, “might”, “will”, “would”, “can”, “could”, “should” or, in each case, their negative, or other variations or comparable terminology in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, plans and objectives for future operations, growth or initiatives, or strategies or the expected outcome or impact of pending or threatened litigation, or anticipated benefits of strategic transactions (including acquisitions and divestitures) are forward-looking statements. Forward-looking statements also include, but are not limited to, statements about the following subjects:

•	the effect, impact, potential duration, the scale of any economic disruptions or other implications of novel coronavirus (“COVID-19”), including virus variants;

•	the effect of any disputes and actions with respect to production levels by, among or between major oil and gas producing countries and any expectations we may have with respect thereto;

•	our results of operations, our cash flow from operations, our revenue efficiency and other performance indicators and optimization of rig-based spending;

•

the offshore drilling market, including the effects of variations in commodity prices, supply and demand, utilization rates, dayrates, customer drilling programs, stacking and reactivation of rigs, effects of new rigs on the market, the impact of the changes to regulations in jurisdictions in which we operate and changes in the global economy or market outlook for our industry, our rig classes or various geographies in which we operate;

•

customer drilling contracts, including contract backlog, force majeure provisions, contract awards, commencements, extensions terminations, renegotiation, contract option exercises, contract revenues, early termination fees, indemnity provisions and rig mobilizations;

•

the addition of renewable or other energy alternatives to meet local, regional or global demand for energy, the commitment, by us or our customers, to reduce greenhouse gas emissions or intensity thereof;

•	liquidity, including availability under our credit facilities, and adequacy of cash flows for our obligations;

•

debt levels, including interest rates, credit ratings and our evaluation or decisions with respect to any potential liability management transactions or strategic alternatives intended to prudently manage our liquidity, debt maturities and other aspects of our capital structure and any litigation, alleged defaults and discussions with creditors related thereto;

•

newbuild, upgrade, shipyard and other capital projects, including the level of expected capital expenditures and the timing and cost of completing capital projects delivery and operating commencement dates, relinquishment or abandonment, expected downtime and lost revenues;

•	the cost, timing and benefits, including synergies, of acquisitions, including the acquisition of Aquadrill LLC, and the proceeds and timing of dispositions;

•

tax matters, including our effective tax rate, changes in tax laws, treaties and regulations, tax assessments, tax incentive programs and liabilities for tax issues in the tax jurisdictions in which we operate or have a taxable presence;

•

legal and regulatory matters, including results and effects of current or potential legal proceedings, and governmental audits and assessments, outcomes and effects of internal and governmental investigations, customs and environmental matters;

•	insurance matters, including adequacy of insurance, renewal of insurance and insurance proceeds;

•	effects of accounting changes and adoption of accounting policies; and

•	investment in recruitment, retention and personnel development initiatives, the timing of, and other matters concerning, severance payments and benefit payments.

Forward-looking and other statements included in or incorporated by reference into this prospectus regarding our environmental, social and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference into this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	those described under Item 3D, “Risk Factors” in our most recent annual report on Form 20-F;

•

the effects of public health threats, pandemics and epidemics, such as the outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations, including, but not limited to, our growth, operating costs, supply chain, labor availability, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally;

•

the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries and other oil and natural gas producing countries with respect to production levels or other matters related to the prices of oil and natural gas;

•	the adequacy of and access to our sources of liquidity;

•	our inability to renew drilling contracts at comparable, or improved, dayrates and to obtain drilling contracts for our rigs that do not have contracts;

•	operational performance;

•	the cancellation of drilling contracts currently included in our reported contract backlog;

•	losses on impairment of long-lived assets;

•	shipyard, construction and other delays;

•	the results of meetings of our shareholders;

•	changes in political, social and economic conditions;

•	the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies; and

•	other factors discussed in this prospectus and in our other filings with the SEC, which are available free of charge on the SEC website at www.sec.gov.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” in this prospectus and in our most recent annual report on Form 20-F and reports on Form 6-K, or in our other filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you not to place undue reliance on these forward-looking statements, which speak to circumstances only as at their dates. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We qualify all of our forward-looking statements herein by these cautionary statements. You should read this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be different from our expectations.

USE OF PROCEEDS

The Common Shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus or in a subsequent prospectus supplement. See “Selling Shareholders.” All net proceeds from the sale of the Common Shares will go to the selling shareholders. We will not receive any proceeds from the sale of the Common Shares by the selling shareholders pursuant to this prospectus or a subsequent prospectus supplement. The selling shareholders will pay any underwriting discounts, commissions or fees, any transfer taxes relating to the sale of the Common Shares and the fees and expenses of any accountant or other person retained or employed be a selling shareholder. We will pay all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, the SEC registration fee with respect to the Common Shares covered by this prospectus, fees and expenses of our counsel, auditors and accountants and fees and documented out-of-pocket disbursements of underwriters to the extent customarily paid by issuers or sellers of securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of December 31, 2022 (i) on a historical basis and (ii) on a pro forma basis, after giving effect to the Merger and PES Sale, which closed on April 3, 2023 and February 24, 2023, respectively. Because we will not be receiving any proceeds pursuant to the sale of our Common Shares by the selling shareholders, our capitalization table has not been adjusted for the offering to which this prospectus relates.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or documents incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our expected results for any future periods.

	As of December 31, 2022 (unaudited)
	Historical	Pro Forma
Cash and cash equivalents	$480	$576
Restricted cash – current	44	49
Restricted cash – non-current	74	74

Total cash	598	699

Debt due within one year	22	22
Trade accounts payable	76	82
Other current liabilities	306	394

Total current liabilities	404	498
Secured Second Lien Facility(1)	271	271
Secured Term Loan Facility(2)	175	175
Unsecured Senior Convertible Bond (3)	50	50

Total Long-Term debt	496	496
Deferred tax liabilities	9	9
Other non-current liabilities	190	267

Total non-current liabilities	695	772
Total Shareholders’ equity(4)(5)	1,702	2,921

Total capitalization	$2,801	$4,191

(1)

In February 2022, as part of the reorganization, we entered into a $300 million super senior secured credit facility with a syndicate of lenders secured on a first lien basis. The facility has a maturity of December 15, 2026 and consists of a $175 million term loan facility and a $125 million revolving credit facility.

(2)

In February 2022, as part of the reorganization, we entered into a senior secured credit facility with a syndicate of lenders to partially reinstate the existing facilities in an aggregate amount of $683 million secured on a second lien basis. The facility has a maturity of June 15, 2027.

(3)

In February 2022, as part of the reorganization, we issued $50 million aggregate principal amount of an unsecured senior convertible note to Hemen Holdings Ltd (the “Convertible Bond”). The Convertible Bond has a maturity of August 2028. The Convertible Bond is convertible (in full and not in part) into Common Shares at the option of the lender at an initial conversion rate of 52.6316 Common Shares per $1,000 principal amount of the note.

(4)	There were 49,999,998 and 79,866,541 Common Shares issued and outstanding as of December 31, 2022 and May 15, 2023, respectively, all of which were fully paid.
(5)

Pursuant to the Merger Agreement, on April 3, 2023, we issued an aggregate 29,866,543 Common Shares in the Merger. As a result, more than 10% of our issued and outstanding share capital has been paid for with assets other than cash within the past five years.

Updated information about our capitalization and indebtedness will be incorporated by reference or included in future prospectus supplements, if applicable.

SELLING SHAREHOLDERS

This prospectus relates to the resale, from time to time, by the selling shareholders included in the table below and their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus, which we refer to collectively as the selling shareholders, of up to 24,763,163 Common Shares. The Common Shares are being registered pursuant to registration rights granted to the selling shareholders under the Bankruptcy Registration Rights Agreement and the Merger Registration Rights Agreement.

The information provided below with respect to the selling shareholders has been furnished to us by or on behalf of the selling shareholders and is current as of May 2, 2023, unless otherwise indicated below. The information provided below with respect to the selling shareholders may change over time, and selling shareholders may be added. Any changed or new information given to us by the selling shareholders, including regarding the identity of, and the securities held by, each selling shareholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The selling shareholders may offer any or all of their Common Shares for resale from time to time pursuant to this prospectus. However, the selling shareholders are under no obligation to sell any of the Common Shares offered pursuant to this prospectus. Because the selling shareholders may sell none, all or some of the Common Shares owned by them, we cannot estimate the number or percentage of Common Shares that will be beneficially owned by the selling shareholders after this offering and have therefore made certain assumptions with respect thereto as indicated in the table below. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the Common Shares owned by them, all or some of the Common Shares owned by them in transactions exempt from the registration requirements of the Securities Act.

To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of the Common Shares, except (i) as described (a) under “Item 7.B. Related Party Transactions” of our most recent annual report on Form 20-F filed with the SEC or (b) herein, or (ii) in connection with (a) the Plan, (b) the Backstop Commitment Letter dated July 23, 2021, by and among Old Seadrill, certain of its subsidiaries and certain commitment parties thereunder and the transactions contemplated therein, (c) the Bankruptcy Registration Rights Agreement, (d) the Merger Agreement, (e) the Voting and Support Agreement (as defined and described below), (f) the Consent (as defined and described below), (g) the Merger Registration Rights Agreement and (h) the director designation right applicable to the Consenting Majority Members (as defined below) under the Merger Agreement. For more information, see “—Certain Relationships.”

	Number of Common Shares Beneficially Owned Prior to Offering	Number of Common Shares That May Be Offered Hereby	Number of Common Shares Beneficially Owned After Offering (2)	Percentage of Common Shares Beneficially Owned
Name of Selling Shareholder (1)				Prior to Offering (3)	After Offering (2)(3)
Holders of registrable securities pursuant to the Registration Rights Agreements
Funds and accounts managed by Invesco Senior Secured Management, Inc. (4)	1,295,324	1,597,710	—	1.6%	*
Sculptor Special Master Fund, Ltd. (5)	4,961,562	4,961,562	—	6.2%	*
Funds and accounts advised by Canyon Capital Advisors LLC (6)	4,868,230	4,629,427	238,803	6.1%	*

	Number of Common Shares Beneficially Owned Prior to Offering	Number of Common Shares That May Be Offered Hereby	Number of Common Shares Beneficially Owned After Offering (2)	Percentage of Common Shares Beneficially Owned
Name of Selling Shareholder (1)				Prior to Offering (3)	After Offering (2)(3)
Funds and accounts managed by Elliott Investment Management L.P. (7)	7,413,399	7,413,399	—	9.3%	*
Funds and accounts managed by GoldenTree Asset Management LP (8)	3,727,923	3,727,923	—	4.7%	*
DNB Bank ASA (9)	2,433,142	2,433,142	—	3.0%	*

*	Less than 1%
(1)

The number of Common Shares shown in the table includes Common Shares that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Assumes the selling shareholders sell all of the Common Shares offered pursuant to this prospectus.
(3)	The percentage of Common Shares beneficially owned is based upon 79,866,541 Common Shares issued and outstanding as of May 2, 2023.
(4)

According to information provided by the selling shareholders, the number of Common Shares beneficially owned prior to the offering consists of (i) 44,626 Common Shares directly held by Diversified Credit Portfolio Ltd., (ii) 19,423 Common Shares directly held by Invesco Floating Rate Income Fund, (iii) 234,609 Common Shares directly held by Invesco Senior Floating Rate Fund, (iv) 113,390 Common Shares directly held by Invesco Senior Income Trust, (v) 69,695 Common Shares directly held by Invesco Senior Loan Fund, (vi) 34,087 Common Shares directly held by Invesco SSL Fund LLC, (vii) 708,138 Common Shares held by Invesco Zodiac Funds (which consists of 134,384 Common Shares directly held by Invesco Zodiac Funds—Invesco European Senior Loan Fund and 573,754 Common Shares directly held by Invesco Zodiac Funds—Invesco US Senior Loan Fund), (viii) 50,825 Common Shares directly held by Kapitalforeningen Investin Pro, US Leveraged Loans I and (ix) 20,531 Common Shares directly held by Sentry Insurance Company. The number of Common Shares that may be offered hereby consists of all Common Shares listed in items (i) through (ix) of this Note 4, as well as (a) 206,824 Common Shares directly held by Invesco Floating Rate ESG Fund but subject to a sale transaction that has not settled as of the date of this prospectus, (b) 14,707 Common Shares directly held by Invesco Master Loan Fund but subject to a sale transaction that has not settled as of the date of this prospectus and (c) 80,855 Common Shares directly held by Invesco Senior Floating Rate Fund but subject to a sale transaction that has not settled as of the date of this prospectus (such selling shareholders, collectively with those listed in items (i) through (vii) above, the “Invesco Funds”). Beneficial ownership of the Common Shares subject to such sale transactions is claimed by the respective purchasers. See Note 6 below. Invesco Senior Secured Management, Inc. (the “Invesco Manager”) serves as the discretionary investment manager or investment sub-adviser of these selling shareholders and has voting and investment power over the Common Shares held by these selling shareholders. Certain authorized persons of the Invesco Manager have the ability to exercise voting or investment decisions on behalf of the Invesco Manager. The Invesco Funds are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The securities identified in the table above for the Invesco Funds were acquired in the ordinary course of business and at the time of acquisition, none of the Invesco Funds had an agreement or understanding, directly or indirectly, with any person to distribute the securities. The business address of these selling shareholders is c/o Invesco Senior Secured Management, Inc., 225 Liberty Street, New York, New York, 10281, USA.

(5)

According to information provided by the selling shareholder, the selling shareholder is ultimately managed by Sculptor Capital LP. The business address of the selling shareholder is c/o Sculptor Capital LP, 9 West 57th Street, 40th Floor, New York, NY 10019.

(6)

According to information provided by Canyon Capital Advisors LLC (“CCA”), on behalf of the Canyon Funds (as defined below), the number of Common Shares beneficially owned prior to the offering consists of 4,868,230 Common Shares previously issued, and the number of Common Shares that may be offered hereby consists of 4,629,427 Common Shares previously issued. None of the (i) 224,131 Common Shares held by (a) another fund advised by CCA and (b) investment vehicles managed by Canyon CLO Advisors LP, an affiliated SEC-registered investment advisor, or (ii) 17,272 Common Shares held by The Canyon Value Realization Master Fund, L.P., which were received in connection with the Plan, are being registered or sold hereunder. The “Canyon Funds” collectively refers to the following, which directly hold, respectively, the number of Common Shares identified by parenthetical: (i) Canyon Balanced Master Fund, Ltd. (910,845 Common Shares), (ii) Canyon Distressed Opportunity Master Fund III, L.P. (854,956 Common Shares), (iii) Canyon Distressed TX (A) LLC (66,162 Common Shares), (iv) Canyon Distressed TX (B) LLC (44,832 Common Shares), (v) Canyon NZ-DOF Investing, L.P. (151,355 Common Shares), (vi) Canyon Value Realization Fund, L.P. (630,076 Common Shares), (vii) Canyon-EDOF (Master) L.P. (61,447 Common Shares), (viii) EP Canyon Ltd. (69,346 Common Shares), and (ix) The Canyon Value Realization Master Fund, L.P. (1,857,680 Common Shares, consisting of 1,840,408 received in connection with the Merger and 17,272 received in connection with the Plan). The aggregate number of Common Shares beneficially owned prior to the offering consists of all Common Shares listed in items (i) through (ix) of this Note 6, as well as 221,531 Common Shares subject to purchase transactions by certain Canyon Funds that have not settled as of the date of this prospectus. Such purchases include: (a) 50,288 Common Shares by Canyon Distressed Opportunity Master Fund III, L.P., (b) 3,101 Common Shares by Canyon Distressed TX (A) LLC, (c) 2,215 Common Shares by Canyon Distressed TX (B) LLC, (d) 9,968 Common Shares by Canyon NZ-DOF Investing, L.P., (e) 6,425 Common Shares by Canyon-EDOF (Master) L.P. and (f) 149,534 Common Shares by The Canyon Value Realization Master Fund, L.P. See Note 4 above. CCA serves as the investment advisor of the Canyon Funds. Mitchell R. Julis and Joshua S. Friedman control entities which own 100% of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Common Shares held by the other entities named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The Canyon Funds and CCA are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The securities identified in the table above for the Canyon Funds were acquired in the ordinary course of business and at the time of acquisition, none of the Canyon Funds had an agreement or understanding, directly or indirectly, with any person to distribute the securities. The business address for the Canyon Funds is c/o Canyon Capital Advisors LLC, 2728 N. Harwood Street, 2nd Floor, Dallas, Texas 75201.

(7)

According to information provided by EIM (as defined below) on May 9, 2023, the number Common Shares beneficially owned prior to the offering and that may be offered hereby consists of (i) 5,017,752 Common Shares directly held by Elliott International, L.P. (“Elliott International”) and 43,801 Common Shares indirectly held by Elliott International through a custodian, and (ii) 2,254,353 Common Shares directly held by Elliott Associates, L.P. (“Elliott Associates”) and 97,493 Common Shares indirectly held by Elliott Associates through a custodian. Elliott Investment Management L.P., a Delaware limited partnership (“EIM”) is the investment manager of Elliott Associates and Elliott International. The general partner of EIM is Elliott Investment Management GP LLC, a Delaware limited liability company (“EIM GP”). Paul E. Singer (“Singer”) is the sole managing member of EIM GP. Singer disclaims any beneficial ownership of the securities listed above other than to the extent of any pecuniary interest Singer may have therein, directly or indirectly. The principal business address of each of Elliott International, Elliott Associates, EIM, EIM GP and Singer is 360 South Rosemary Avenue, 18th Floor, West Palm Beach, FL 33401.

(8)

According to information provided by the GoldenTree Funds (as defined below), the number of Common Shares beneficially owned prior to the offering and that may be offered hereby consists of (i) 38,695 Common Shares beneficially owned by City of New York Group Trust, (ii) 10,964 Common Shares beneficially owned by Credit Fund Golden Ltd, (iii) 36,595 Common Shares beneficially owned by Crown Managed Accounts SPC—Crown/GT Segregated Portfolio (19,805 of such Common Shares being directly held and 16,790 of such Common Shares being indirectly held through GTAM 110 Designated Activity Company), (iv) 9,844 Common Shares beneficially owned by FS Credit Income Fund, (v) 115,496 Common Shares beneficially owned by Ginkgo Tree, LLC (73,445 of such Common Shares being directly held and having been acquired in connection with the Merger, 41,236 of such Common Shares being indirectly held through GTAM 110 Designated Activity Company and 815 of such Common Shares having been acquired other than in connection with the Merger), (vi) 211,343 Common Shares beneficially owned by GN3 SIP Limited, (vii) 188,091 Common Shares beneficially owned by GoldenTree Credit Opportunities Master Fund Ltd., (viii) 41,922 Common Shares beneficially owned by GoldenTree Distressed Fund 2014 LP, (ix) 261,102 Common Shares beneficially owned by GoldenTree Distressed Master Fund 2014 Ltd., (x) 317,837 Common Shares beneficially owned by GoldenTree Distressed Master Fund III Ltd, (xi) 226,870 Common Shares beneficially owned by Goldentree Distressed Onshore Master Fund III LP (137,792 of such Common Shares being directly held and having been acquired in connection with the Merger and 89,078 of such Common Shares having been acquired other than in connection with the Merger), (xii) 26,246 Common Shares beneficially owned by GoldenTree High Yield Value Fund Offshore (Strategic), Ltd. (all 26,246 Common Shares being indirectly held through GTAM 110 Designated Activity Company), (xiii) 72,554 Common Shares beneficially owned by GoldenTree High Yield Value Master Fund ICAV, (xiv) 89,806 Common Shares beneficially owned by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P. (87,786 of such Common Shares being directly held and having been acquired in connection with the Merger and 2,020 of such Common Shares having been acquired other than in connection with the Merger), (xv) 1,233,929 Common Shares beneficially owned by GoldenTree Master Fund, Ltd., (xvi) 17,841 Common Shares beneficially owned by GoldenTree Multi Sector-C LP, (xvii) 18,426 Common Shares beneficially owned by GoldenTree Multi-Sector Fund Offshore ERISA, Ltd., (xviii) 25,598 Common Shares beneficially owned by GoldenTree Multi-Sector Master Fund ICAV—GoldenTree Multi-Sector Master Fund Portfolio A, (xix) 130,180 Common Shares beneficially owned by GoldenTree NJ Distressed Fund 2015 LP, (xx) 122,272 Common Shares beneficially owned by GoldenTree V1 Master Fund, L.P., (xxi) 86,517 Common Shares beneficially owned by GoldenVest LLC, (xxii) 50,018 Common Shares beneficially owned by Gresham Multi-Asset Credit Fund, Ltd., (xxiii) 51,350 Common Shares beneficially owned by GT NM, L.P. (31,890 of such Common Shares being directly held and having been acquired in connection with the Merger and 19,460 of such Common Shares having been acquired other than in connection with the Merger), (xxiv) 16,179 Common Shares beneficially owned by Guadalupe Fund, LP, (xxv) 18,902 Common Shares beneficially owned by Healthcare Employees’ Pension Plan—Manitoba, (xxvi) 35,445 Common Shares beneficially owned by High Yield And Bank Loan Series Trust, (xxvii) 9,673 Common Shares beneficially owned by Indiana University Health, Inc., (xxviii) 9,630 Common Shares beneficially owned by Kapitalforeningen MP Invest—High Yield obligationer II, (xxix) 37,492 Common Shares beneficially owned by Louisiana State Employees Retirement System (37,3896 of such Common Shares being directly held and having been acquired in connection with the Merger and 106 of such Common Shares having been acquired other than in connection with the Merger), (xxx) 23,044 Common Shares beneficially owned by MA Multi-Sector Opportunistic Fund, LP (22,526 of such Common Shares being directly held and having been acquired in connection with the Merger and 518 of such Common Shares having been acquired other than in connection with the Merger), (xxxi) 184,334 Common Shares beneficially owned by San Bernardino County Employees Retirement Association (180,074 of such Common Shares being directly held and having been acquired in connection with the Merger and 4,260 of such Common Shares having been acquired other than in connection with the Merger), and (xxxii) 9,728 Common Shares beneficially owned by Tolleson High Yield Credit, LP (collectively, the “GoldenTree Funds”). Investment power over the GoldenTree Funds is held by GoldenTree Asset Management LP (the “GoldenTree Advisor”). The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Funds is c/o GoldenTree Asset Management LP, 300 Park Avenue, 21st Floor, New York, NY 10022.
(9)

According to information provided by the selling shareholder, the selling shareholder is an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for the selling shareholder were acquired in the ordinary course of business in accordance with the Plan and at the time of acquisition, the selling shareholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities. The business address for the selling shareholder is Dronning Eufemias Gate 30, postbox 1600 Sentrum, 0021 Oslo.

Certain Relationships

Bankruptcy Registration Rights Agreement

Pursuant to the Plan, on February 22, 2022, the Company entered into the Bankruptcy Registration Rights Agreement with certain holders of Common Shares and the Company’s convertible notes (“Holders”). The Bankruptcy Registration Rights Agreement, among other things, grants Holders demand and shelf registration rights as well as piggyback registration rights, subject to the limitations set forth in the Bankruptcy Registration Rights Agreement. Pursuant to their registration rights, Holders have the right to request in writing that the Company register for resale all or part of the Registrable Securities (as defined in the Bankruptcy Registration Rights Agreement) pursuant to an effective registration statement, subject to certain conditions. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Bankruptcy Registration Rights Agreement, which is filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

The Voting and Support Agreement and Consent

In connection with the execution and delivery of the Merger Agreement, certain holders of common units representing membership interests in Aquadrill (“Aquadrill Common Units”), collectively holding more than 75% of the issued and outstanding Aquadrill Common Units (such holders, the “Consenting Members”), executed and delivered to Seadrill (i) a Voting and Support Agreement (the “Voting and Support Agreement”) and (ii) a Written Consent of the Consenting Members of Aquadrill consenting to and approving the Merger (the “Consent”). The Voting and Support Agreement required each such Consenting Member to, among other things, (i) vote or give consent with respect to its Aquadrill Common Units in favor of the approval and adoption of the Merger, the Merger Agreement and all other transactions contemplated by the Merger Agreement and (ii) comply with certain transfer restrictions on its Aquadrill Common Units (subject to certain exceptions set forth therein). The Consent constituted the only vote of the members of Aquadrill necessary to approve and complete the Merger; therefore, no further vote of the members of Aquadrill was required. The Merger did not require Seadrill shareholder approval.

Merger Registration Rights Agreement

In connection with the closing of the Merger, the Company executed the Merger Registration Rights Agreement in favor of the Consenting Members. The Merger Registration Rights Agreement provides for customary demand and piggyback registration rights with respect to the Registrable Securities (as defined in the Merger Registration Rights Agreement) consistent with Seadrill’s existing obligations under the Bankruptcy Registration Rights Agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Registration Rights Agreement, which is filed as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

Aquadrill Board Designation Right

Pursuant to the Merger Agreement, the Company agreed to facilitate the addition of two persons designated by the Consenting Members holding at least a majority of Aquadrill Common Units held by all of the Consenting Members as of the date of the Merger Agreement (the “Consenting Majority Members”) to the board of directors of the Company (the “Board”). In order to accomplish this, the Company agreed in the Merger Agreement to (i) hold an annual general meeting of its shareholders prior to March 31, 2023, (ii) put forth and recommend for approval at the annual general meeting a proposal to amend the Company’s Bye-Laws or a proposal of the Board’s Joint Nomination and Remuneration Committee, in each case, to enable the Board to increase the number of directors comprising the full Board by two persons and to fill the vacancies created by such increase and (iii) if approved by the Company’s shareholders, increase the size of the Board by two persons and fill the vacancies created by such increase with two persons designated by the Consenting Majority Members, on the later of the effective time of the Merger and the date of the annual general meeting, subject to the Board’s reasonable and good faith determination that such individuals meet certain qualifications. The Company’s 2022 annual general meeting was held in Bermuda on March 21, 2023. At the 2022 annual general meeting, the Company’s shareholders approved the proposal to increase the size of the Board by two members; and, on April 3, 2023 in connection with the closing of the Merger, Harry Quarls and Jonathan Swinney were appointed to the Board of Directors in accordance with the board designation right.

Each of Messrs. Quarls and Swinney will serve as a director of Seadrill until the earlier of the next annual general meeting of the Company’s shareholders, such person’s resignation, death or removal or until such person’s successor is duly elected or appointed in accordance with Seadrill’s organizational documents.

DESCRIPTION OF SHARE CAPITAL

The following description of Seadrill’s share capital summarizes certain provisions of its memorandum of association and Bye-Laws that became effective as of Seadrill’s conclusion of its comprehensive restructuring process and emergence from Chapter 11 bankruptcy protection on February 22, 2022. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, and should be read in conjunction with, all of the provisions of Seadrill’s certificate of incorporation, memorandum of association and Bye-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part and the applicable provisions of Bermuda law. You are urged to read the exhibits for a complete understanding of Seadrill’s memorandum of association and Bye-Laws. Capitalized terms used in this section that are not defined herein have the meanings given to them in Seadrill’s Bye-Laws.

Seadrill Limited (previously known as Seadrill 2021 Limited) (the “Company”) is an exempted company limited by shares incorporated under the laws of Bermuda with registration number 202100496 and in accordance with the Companies Act 1981 of Bermuda (the “BCA”). The Company was incorporated on October 15, 2021 under the name Seadrill 2021 Limited. On the Effective Date, its name was changed to Seadrill Limited.

On February 7, 2021 and February 10, 2021, the Company and the majority of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. On July 23, 2021, the Company entered into a Plan Support and Lock-Up Agreement. On July 24, 2021, the Company filed the first versions of the Joint Chapter 11 Plan of Reorganization and Disclosure Statement. On August 31, 2021, the Company filed the First Amended Plan of Reorganization and the First Amended Disclosure Statement and on September 2, 2021, the Bankruptcy Court approved the First Amended Disclosure Statement (as Modified) and the solicitation of the Plan of Reorganization. On October 11, 2021, the Company’s creditor classes voted to accept the plan of reorganization. On October 26, 2021, the Company’s Plan of Reorganization was confirmed by the Bankruptcy Court (as so confirmed, the “Plan”). On the Effective Date, the Company concluded its comprehensive restructuring process and emerged from Chapter 11 bankruptcy protection.

The following is a description of the Common Shares of the Company, and related provisions of the Company’s certificate of incorporation, memorandum of association and Bye-Laws. This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of such documents, which are filed as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.4, respectively, to the registration statement of which this prospectus forms a part, and the applicable provisions of Bermuda law.

The Common Shares are, and have been, trading on the NYSE since October 14, 2022 and on the main list of the OSE since November 17, 2022, in each case under the symbol “SDRL.” The NYSE is the Company’s primary listing and the OSE is the Company’s secondary listing.

Authorized Capitalization

As of the date of this prospectus, the Company has an authorised share capital of 375,000,000 Common Shares.

Common Shares

Voting

At any general meeting of shareholders, every holder of Common Shares present in person and every person holding a valid proxy shall have one vote on a show of hands. If a poll vote has been demanded, every holder of Common Shares present in person or by proxy shall have one vote for every Common Share held. Unless a different majority is required by law or by the Company’s Bye-Laws, resolutions to be approved by the holders of Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Pursuant to the Bye-Laws, the quorum required for a general meeting of shareholders is two or more persons present throughout the meeting representing in person or by proxy any issued and outstanding Common Shares.

Except where a greater majority is required by the BCA or the Bye-Laws, any question proposed for the consideration of the shareholders at a general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of the Bye-Laws. In case of an equality of votes, the chairman of such meeting shall not be entitled to a second or deciding vote and the resolution shall fail.

Directors will be elected at each annual general meeting to serve until the next annual general meeting or until their office is otherwise vacated. There is no classification of the Board and cumulative voting for directors is not permitted.

Conversion, Redemption and Preemptive Rights

The holders of Common Shares have no conversion, redemption or pre-emptive rights.

Dividend Rights

Under Bermuda law, a company may not declare or pay a dividend or make a distribution out of its contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Bye-Laws, each Common Share is entitled to dividends if, and when dividends are declared by the Board, subject to any preferred dividend right of the holders of any preference shares.

Pursuant to the Bye-Laws, any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company.

Capitalization of Profits and Reserves

Pursuant to the Bye-Laws, the Board may (i) capitalize any amount for the time being standing to the credit of the Company’s share premium or other reserve accounts or any amount credited to the Company’s profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the shareholders; or (ii) capitalize any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Rights Upon Liquidation

In the event of a dissolution or winding up of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of Common Shares are entitled to the surplus assets of the Company available for distribution among all shareholders of Common Shares on a pari passu and pro rata basis.

No Liability for Further Calls or Assessments

The Common Shares are duly and validly issued, fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

No Sinking Fund

The Common Shares have no sinking fund rights.

Repurchase

The Company may purchase its own shares for cancellation or acquire them as treasury shares in accordance with the BCA on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the BCA.

Restriction on Transfer

Subject to the BCA and to such of the restrictions contained in the Bye-laws as may be applicable and to the provisions of any applicable United States securities laws (including, without limitation, the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder), the shares of the Company are freely transferable. However, the Bye-Laws provide that the Board may decline to register, and may require any registrar appointed by the Company to decline to register, a transfer of a share of the Company or any interest therein held through the Norwegian Central Securities Depository (“VPS”) if such transfer would be likely, in the opinion of the Board, to result in 50% or more of the issued share capital (or of the votes attaching all issued shares in the Company) being held or owned directly or indirectly by persons resident for tax purposes in Norway. A failure to notify the Company of such correction or change can lead to the shareholder’s entitlement to vote, exercise other rights attaching to the shares of the Company or interests therein being sold at the best price reasonably obtainable in all the circumstances. Furthermore, if such holding of 50% or more by individuals or legal persons resident for tax purposes in Norway or connected to a Norwegian business activity, the Bye-Laws require the Board to make an announcement through the OSE, and the Board and the registrar appointed by the Company are then entitled to dispose of Common Shares or interests therein to bring such holding by an individual or legal person resident for tax purposes in Norway or connected to a Norwegian business below 50%—the shares of the Company or interests therein to be sold being first those held by holders who failed to comply with the above notification requirement, and thereafter those that were acquired most recently by the shareholders.

The Company has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of Common Shares. The Bermuda Monetary Authority has given its consent for the issue and free transferability of all Common Shares from and/or to non-residents and residents of Bermuda for exchange control purposes, provided the Common Shares remain listed on an Appointed Stock Exchange (as such term is defined under the BCA), which includes the OSE and the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the Company’s performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of the Company’s business or for the correctness of any opinions or statements expressed in this registration statement. Certain issues and transfers of Common Shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

Notwithstanding anything else to the contrary in the Bye-Laws, shares that are listed or admitted to trading on an Appointed Stock Exchange may be transferred in accordance with the rules and regulations of such exchange. All transfers of uncertificated shares shall be made in accordance with and be subject to the facilities and requirements of the transfer of title to shares in that class by means of the VPS or any other relevant system concerned and, subject thereto, in accordance with any arrangements made by the Board in its discretion in accordance with the Bye-Laws. The Board may in its absolute discretion refuse to register the transfer of a share that is not fully paid. The Board may also refuse to recognize an instrument of transfer of a share unless (i) the instrument is duly stamped and lodged with the Company accompanied by the relevant share certificate to which it relates (if one has been issued) and such other evidence of the transferor’s right to make the transfer as the Board may reasonably require, (ii) the instrument of transfer is in respect of only one class of share and/or (iii) all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda (including the Bermuda Monetary Authority) with respect thereto have been obtained. Pursuant to the Bye-Laws, if the Board is of the opinion that a transfer may breach any law or requirement of any authority or any stock exchange or quotation system upon which any of the Common Shares are listed (from time to time), then registration of the transfer shall be declined until the Board receives satisfactory evidence that no such breach would occur. Subject to these restrictions and any other restrictions in the Bye-Laws and to the BCA and applicable United States laws (including, without limitation, the Securities Act and related regulations), a holder of Common Shares may transfer the title to all or any of its Common Shares by completing an instrument of transfer in the usual common form or in such other form as the Board may approve. The instrument of transfer must be signed by the transferor and, in the case of a share that is not fully paid, the transferee. The Board may also implement arrangements in relation to the evidencing of title to and the transfer of uncertified shares.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, the Company is not bound to investigate or see to the execution of any such trust. The Company will take no notice of any trust applicable to any of the Common Shares, whether or not the Company has been notified of such trust.

Disclosure of Material Interest

If a person’s, entity’s or consolidated group’s proportion of the total issued shares and/or rights to shares in a company listed on a regulated market in Norway (with Norway as its home state, which will be the case for the Company) reaches, exceeds or falls below the respective thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or the voting rights of that company, the person, entity or group in question has an obligation under the Norwegian Securities Trading Act to notify the OSE and the issuer immediately. The same applies if the disclosure thresholds are passed due to other circumstances, such as a change in the company’s share capital.

The Bye-Laws provide that, where the requirements of the OSE require any person acquiring or disposing of an interest in the Common Shares to give notification of such change in interest, such person must immediately notify the registrar appointed by the Company of the acquisition or disposal and of its resulting interest, following which, the registrar appointed by the Company will notify the OSE. If a person fails to provide such notification, the Board shall require the registrar appointed by the Company to serve the person with notice, requiring compliance with the notification requirements and inform him or her that pending such compliance the registered holder of the Common Shares shall have suspended its entitlement to vote, exercise other rights attaching to the Common Shares and receive payment of income or capital.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders in each calendar year (the “annual general meeting”). However, the shareholders of a company may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. The annual general meeting of the Company shall be held once in every calendar year at such time and place as the Board appoints but in no event shall any such annual general meeting be held in Norway or the United Kingdom.

Pursuant to Bermuda law and the Bye-Laws, the Board may call for a special general meeting whenever they think fit, and the Board must call for a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at general meetings. Bermuda law also requires that shareholders of a company are given at least five (5) days’ advance notice of a special general meeting, unless notice is waived. The Bye-Laws provide that the Board may convene a special general meeting whenever in their judgement such meeting is necessary, but in no event shall any such special general meeting be held in Norway or the United Kingdom. Under the Bye-Laws, at least ten (10) business days’ notice of an annual general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held. At least ten (10) business days’ notice of a special general meeting must be given to each shareholder entitled to attend and vote thereat, stating the date, place and time and the general nature of the business to be considered at the meeting. No business shall be conducted at any annual general meeting or any a special general meeting except for the business set forth in the notice of such meeting provided to each shareholder of the Company. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; and (ii) in the case of a special general meeting, by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving the right to attend and vote at such meeting. Pursuant to the Bye-Laws, the quorum required for a general meeting of shareholders is two or more persons present throughout the meeting representing in person or by proxy any issued and outstanding Common Shares.

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice does not invalidate the proceedings at that meeting.

The BCA provides that, unless otherwise provided in a company’s bye-laws, shareholders may take any action by resolution in writing provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. Such resolution in writing must be signed by the shareholders of the company who, at the date of the notice, represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders. The BCA provides that the following actions may not be taken by resolution in writing: (1) the removal of the company’s auditors and (2) the removal of a director before the expiration of his or her term of office.

The Bye-Laws provide that anything which may be done by resolution of the Company in a general meeting or by resolution of a meeting of any class of the shareholders may be done by written resolution in accordance with the Bye-Laws.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement (of not more than one thousand words) in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

The Bye-Laws establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at a general meeting of shareholders. The Bye-Laws provide generally that, if a shareholder desires to propose a candidate for election as a director at (a) an annual general meeting, then such shareholder must give notice not less than 90 days nor more than 120 days prior to the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and (b) a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. The notice must contain the specified information required under the Bye-laws concerning the nominee and the shareholder submitting the proposal including its beneficial owner. Any shareholder may propose or nominate persons to the Board, however only nominees proposed by one or more shareholders holding at least 10% of the issued and outstanding shares of the Company must be included on the slate of nominees put before the shareholders for consideration.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Pursuant to Bermuda law, unless the bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Bye-Laws provide that any such amalgamation or merger must be approved by the affirmative vote of at least a majority of the votes cast at a general meeting of the Company at which the quorum shall be two or more shareholders throughout the meeting and representing in person or by proxy in excess of 25% of the total voting rights of all issued and outstanding shares of the Company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the relevant general meeting of shareholders, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Compulsory Acquisition of Shares Held by Minority Shareholders

An acquiring party is generally able to acquire compulsorily the common shares of a minority shareholder of a Bermuda company in the following ways:

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By procedure under the BCA known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Bermuda Registrar of Companies, all holders of common shares could be compelled to sell their common shares under the terms of the scheme of arrangement.

•

If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•

Where the acquiring party or parties hold not less than 95% of the shares or class of shares of the company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Restrictions on Business Combinations.

As a Bermuda company, the Company is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.

Anti-Takeover Considerations

Some provisions of Bermuda law and the Bye-Laws summarized above could make certain change of control transactions or changes to management more difficult. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a shareholder might consider in its best interest.

Amendment of the Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended in the manner provided for in the BCA, i.e. by a resolution passed by the Board and resolution at a general meeting of shareholders. Pursuant to the Bye-Laws, no bye-law may be rescinded, altered or amended and no new bye-law may be made, save in accordance with the BCA, and until the same has been approved by a resolution of the Board and by a resolution of the shareholders including the affirmative vote of not less than two-thirds of all votes cast at a general meeting.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the Company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the BCA. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the Company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application or by one or more of their numbers as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares is Computershare Inc.

Bankruptcy Registration Rights Agreement

Pursuant to the Plan, on February 22, 2022, the Company entered into the Bankruptcy Registration Rights Agreement with certain Holders. The Bankruptcy Registration Rights Agreement, among other things, grants Holders demand and shelf registration rights as well as piggyback registration rights, subject to the limitations set forth in the Bankruptcy Registration Rights Agreement. Pursuant to their registration rights, Holders have the right to request in writing that the Company register for resale all or part of the Registrable Securities (as defined in the Bankruptcy Registration Rights Agreement) pursuant to an effective registration statement, subject to certain conditions. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Bankruptcy Registration Rights Agreement, which is filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

Merger Registration Rights Agreement

In connection with the closing of the Merger, the Company executed the Merger Registration Rights Agreement in favor of the Consenting Members. The Merger Registration Rights Agreement provides for customary demand and piggyback registration rights with respect to the Registrable Securities (as defined in the Merger Registration Rights Agreement) consistent with Seadrill’s existing obligations under the Bankruptcy Registration Rights Agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Registration Rights Agreement, which is filed as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

CERTAIN MATERIAL TAX CONSIDERATIONS

The following is a discussion of certain material Bermuda and United States federal income tax considerations with respect to the Company and holders of Common Shares. This discussion does not purport to deal with the tax consequences of owning Common Shares to all categories of investors, some of which (such as investors who acquired our Common Shares pursuant to the Plan, dealers or traders in securities, investors whose functional currency is not the United States Dollar, investors that own, directly, indirectly, or constructively, 10% or more of our Common Shares, investors who are related to us within the meaning of the Code (as defined below), investors liable for alternative minimum tax, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or pass-through entities), subchapter S corporations, investors who hold their Common Shares as part of a straddle, hedge, conversion transaction, or other integrated investment, investors using a mark-to-market method of accounting, investors who acquired their Common Shares pursuant to the exercise of employee share options or otherwise as compensation, trusts, or governmental authorities or agencies) may be subject to special rules. This discussion deals only with holders who hold the Common Shares as a capital asset, generally for investment purposes. Shareholders are encouraged to consult their own tax advisors concerning the overall tax consequences arising in their own particular situation under United States federal, state, local or non-U.S. law of the ownership of Common Shares.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the Common Shares are encouraged to consult their own tax advisers.

Certain Material Bermuda Tax Considerations

As of the date of this prospectus, we are not subject to taxation under the laws of Bermuda. Distributions we receive from our subsidiaries also are not subject to any Bermuda tax. Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, or estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our Common Shares or in respect of distributions they receive from us with respect to our Common Shares. This discussion does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our Common Shares.

We have received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, any such tax shall not be applicable to us or to any of our operations or to our shares, debentures or other obligations, until March 31, 2035, except insofar as such tax applies to persons in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. The assurance does not exempt us from paying import duty on goods imported into Bermuda. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

Bermuda currently has no tax treaties in place with other countries in relation to double-taxation or for the withholding of tax for foreign tax authorities.

Dividends distributed by Seadrill out of Bermuda

Currently, there is no withholding tax payable in Bermuda on dividends distributed by Seadrill to its shareholders.

Taxation of shareholders

Taxation of shareholders will depend upon the jurisdiction where the shareholder is a tax resident. Shareholders should seek advice from their tax advisor to determine the taxation to which they may be subject based on the shareholder’s circumstances.

Certain Material United States Federal Income Tax Considerations

The following is a discussion of U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (defined below) of owning and disposing of our Common Shares. This discussion is limited to U.S. Holders and Non-U.S. Holders of our Common Shares that hold their Common Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	persons that received our Common Shares as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any benefit plan of ours;

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persons that hold our Common Shares as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Shares being taken into account in an applicable financial statement; or

•	persons that, directly or indirectly, or constructively hold 10% or more of our shares (as measured by voting power or value).

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Common Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership holding our Common Shares should consult its own tax advisor.

Moreover, this discussion does not address any tax consequences arising under the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

No ruling has been or is expected to be sought from the IRS (as defined below) with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

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a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A beneficial owner of our Common Shares that is not a U.S. Holder or partnership is referred to herein as a “Non-U.S. Holder.”

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES. EACH HOLDER OF OUR COMMON SHARES IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

United States Federal Income Taxation of U.S. Holders

Distributions on our Common Shares

A U.S. Holder of our Common Shares will be subject to U.S. federal income taxation on the gross amount of any distribution paid by us with respect to our Common Shares out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes (we refer to any such distribution as a dividend). Subject to the PFIC rules discussed below, dividends paid to a non-corporate U.S. Holder that constitute qualified dividend income will be taxable to the holder at a preferential rate, provided that the holder has a holding period in the Common Shares of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid by us with respect to our Common Shares will generally be qualified dividend income.

For U.S. federal income tax purposes, a dividend with respect to our Common Shares must be included in income when the depositary, actually or constructively, receives the dividend and will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Dividends with respect to our Common Shares will be income from sources outside the U.S. and generally will be “passive category income” or, in the case of certain U.S. Holders, “general category income”, each of which is treated separately for purposes of computing a U.S. Holder’s foreign tax credit limitation.

Distributions in excess of our earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of a U.S. Holder’s basis in the Common Shares and thereafter as capital gain, subject to taxation as described below under “Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Shares.” However, consistent with many similarly situated non-U.S. corporations, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each U.S. Holder of our Common Shares generally should expect distributions made by us to be reported to them as dividends.

In addition, the taxation of dividends may be subject to the rules for passive foreign investment companies (PFIC), described below under “PFIC Rules.”

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder who sells or otherwise disposes of its Common Shares will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. Holder’s tax basis, determined in U.S. dollars, in the Common Shares. Any such capital gain or loss generally will be long-term capital gain or loss, subject to tax at a preferential rate for a non-corporate U.S. Holder, if the U.S. Holder’s holding period for such Common Shares exceeds one year.

Gain or loss from the sale or other disposition of our Common Shares will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

3.8% Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates, or, in certain cases, trusts, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s net investment income for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000). A U.S. Holder’s net investment income will generally include distributions made by us which constitute a dividend for U.S. federal income tax purposes and gain realized from the sale, exchange or other taxable disposition of its Common Shares. This tax is in addition to any income taxes due on such investment income.

If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the 3.8% tax on net investment income to the ownership and disposition of our Common Shares.

PFIC Rules

Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, we would be treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

i.

at least 75% of our gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

ii.

at least 50% of our assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which we are considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

While not free from doubt, we believe that our Common Shares should not be treated as stock of a PFIC for U.S. federal income tax purposes in this or the preceding taxable year and we do not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder generally would be subject to adverse rules, regardless of whether we continued to be classified as a PFIC in subsequent years. Gain realized on the sale or other disposition of our Common Shares would in general not be treated as capital gain. Instead, unless a shareholder of our Common Shares elects to be taxed annually on a mark-to-market basis with respect to its Common Shares, such shareholder would be treated as if it had realized such gain ratably over the shareholder’s holding period for the Common Shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similarly, dividends that constitute “excess” distributions are allocated ratably over the holding period and are subject to the applicable higher rate of tax and an interest charge in the same manner. Dividends that a shareholder of our Common Shares receives from us will not be eligible for the tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to the shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different United States federal income taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our Common Shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year a U.S. Holder would be required to file an annual report with the United States Internal Revenue Service (the “IRS”) for that year with respect to such U.S. Holder’s Common Shares.

The PFIC rules are complex and uncertain. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in its Common Shares would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would result in a corresponding reduction in the adjusted tax basis in the Common Shares and would not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of its Common Shares. A U.S. Holder would make a QEF election with respect to any taxable year during which we are a PFIC by filing a valid IRS Form 8621 with his United States federal income tax return. If we were aware that we or any of our subsidiaries were to be treated as a PFIC for any taxable year, we would, if possible, provide each U.S. Holder with all necessary information in order to make the QEF election described above. If we were to be treated as a PFIC, a U.S. Holder would be treated as owning his proportionate share of stock in each of our subsidiaries which is treated as a PFIC and a separate QEF election would be necessary with respect to each subsidiary. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to its Common Shares, provided the U.S. Holder completes and files a valid IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. The “mark-to-market” election will not be available for any of our subsidiaries. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of its Common Shares at the end of the taxable year over such holder’s adjusted tax basis in the Common Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in its Common Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its Common Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Common Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Common Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included as ordinary income by the U.S. Holder. It should be noted that the mark-to-market election would likely not be available for any of our subsidiaries which are treated as PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on its Common Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Common Shares), and (2) any gain realized on the sale, exchange or other disposition of its Common Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the Common Shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

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the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit-sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Common Shares. If a Non-Electing Holder, who is an individual, dies while owning our Common Shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such Common Shares.

United States Federal Income Taxation of “Non-U.S. Holders”

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our Common Shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is subject to United States federal income tax only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Shares, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to that gain, that gain is subject to United States Federal Income tax only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If a Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from its Common Shares, including dividends and the gain from the sale, exchange or other taxable disposition of the Common Shares that is effectively connected with the conduct of that United States trade or business will generally be subject to United States federal income tax in the same manner as discussed in the previous section relating to the United States federal income taxation of U.S. Holders. In addition, if the Non-U.S. Holder is a corporation, the Non-U.S. Holder’s earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional United States federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable United States income tax treaty.

Backup Withholding and Information Reporting

In general, information reporting requirements may be required in connection with distributions made with respect to, or dispositions of, our Common Shares. Backup withholding tax may apply to amounts subject to reporting if paid to a U.S. Holder who is an individual, trust or estate who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or dividends required to be shown on his United States federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

If a Non-U.S. Holder sells its Common Shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the Non-U.S. Holder certifies that he is a non-United States person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells its Common Shares through a non-United States office of a non-United States broker and the sales proceeds are paid to the Non-U.S. Holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if the Non-U.S. Holder sells its Common Shares through a non-United States office of a broker that is a United States person or has some other connection to the United States.

Backup withholding is not an additional tax. Rather, U.S. Holders and Non-U.S. Holders generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such holder’s United States federal income tax liability by properly filing a refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in the applicable Treasury Regulations, certain individuals who are non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in section 6038D of the Code and the applicable Treasury Regulations) are required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) with information relating to each such asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year. Specified foreign financial assets would include, among other assets, our Common Shares, unless the Common Shares were held through an account maintained with certain financial institutions. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, the statute of limitations on the assessment and collection of U.S. federal income tax with respect to a taxable year for which the filing of IRS Form 8938 is required may not close until three years after the date on which IRS Form 8938 is filed. U.S. Holders and Non-U.S. Holders are encouraged to consult their own tax advisers regarding their reporting obligations under section 6038D of the Code.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each shareholder of our Common Shares should consult its own tax advisors concerning the U.S. federal income tax consequences and information reporting obligations with respect to its ownership of our Common Shares in light of such shareholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Common Shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our Common Shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	at-the-market offering transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the Common Shares, whether or not the options are listed on an options exchange;

•	through loans or pledges of the Common Shares to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Common Shares;

•	through the distribution by any selling shareholder to its partners, members or equity holders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our Common Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of our Common Shares at a stipulated price. If the broker-dealer is unable to sell the Common Shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire Common Shares as principals may thereafter resell the Common Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Common Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

A selling shareholder may also enter into hedging and/or monetization transactions. For example, a selling shareholder may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling shareholder and engage in short sales of our Common Shares under this prospectus, in which case the other party may use Common Shares received from the selling shareholder to close out any short position;

•	sell short our Common Shares under this prospectus and use Common Shares held by the selling shareholder to close out any short position;

•

enter into options, forwards or other transactions that require the selling shareholder to deliver, in a transaction exempt from registration under the Securities Act, Common Shares to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling shareholder and publicly resell or otherwise transfer Common Shares under this prospectus;

•

loan or pledge Common Shares to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling shareholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling shareholder and sell the pledged shares, under this prospectus. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s Common Shares will otherwise remain unchanged; or

•

enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of Common Shares, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of Common Shares. The third party in such sale transactions may be an underwriter and, if applicable, will be identified as such in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders may also sell Common Shares pursuant to Rule 144 under the Securities Act. We do not know of any arrangements by the selling shareholders for the sale of our Common Shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ Common Shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ Common Shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Common Shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the Common Shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Common Shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the particular Common Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

We agreed to register the Common Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any Common Shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the Common Shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$100,629
Printer fees and expenses	8,500
Legal fees and expenses	88,500
Accounting fees and expenses	434,000

Total expenses	$631,629

LEGAL MATTERS

The validity of the Common Shares are being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Seadrill Limited (Successor) incorporated in this prospectus by reference to Seadrill’s Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report (which include an explanatory note relating to Seadrill Limited’s emergence from bankruptcy and adoption of fresh start accounting on February 22, 2022 as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Seadrill Limited (Predecessor) incorporated in this prospectus by reference to Seadrill’s Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report (which include an explanatory note relating to Seadrill Limited’s emergence from bankruptcy and adoption of fresh start accounting on February 22, 2022 as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Aquadrill LLC (Successor) as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022 and the period from May 25, 2021 to December 31, 2021 included in Exhibit 99.1 of Seadrill Limited’s Report on Form 6-K dated May 12, 2023 have been incorporated by reference in reliance on the report (which contains an explanatory paragraph relating to Aquadrill LLC (Successor)’s restatements of its financial statements as described in Note 1 to the financial statements and an explanatory paragraph relating to Aquadrill LLC (Successor)’s application of fresh start accounting as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Aquadrill LLC (Predecessor) for the period from January 1, 2021 to May 24, 2021 included in Exhibit 99.1 of Seadrill Limited’s Report on Form 6-K dated May 12, 2023 have been incorporated by reference in reliance on the report (which contains an explanatory paragraph relating to Aquadrill LLC (Predecessor)’s application of fresh start accounting as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a Bermuda exempted company. As a result, the rights of holders of our Common Shares will be governed by Bermuda law and our memorandum of association and Bye-Laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act to register with the SEC the Common Shares being offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information about us and the Common Shares, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document referred to herein are summaries of certain terms thereof and are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract, agreement or other document filed as an exhibit to the registration statement. You can read the registration statement at the SEC’s website at www.sec.gov.

We file or furnish annual reports and other information with the SEC under the Exchange Act. As we are a “foreign private issuer,” under the rules adopted under the Exchange Act we are exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. Our file number with the SEC is 001-39327. Filings made with the SEC by us are available to the public over the Internet at the SEC’s web site at www.sec.gov and are also available free of charge at our website at www.seadrill.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have previously filed with the SEC:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 20, 2023;

•	exhibit 99.3 to our Report on Form 6-K furnished to the SEC on February 17, 2023;

•

our Reports on Form 6-K furnished to the SEC on January 25, 2023, March 16, 2023, March  21, 2023, April  4, 2023 (other than Exhibit 99.1 thereto) and May 12, 2023 (only the second report filed on such date); and

•

the description of our Common Shares contained in our registration statement on Form 8-A filed with the SEC on October  12, 2022, as updated by the description of our common shares included in Exhibit 2.5 to our Annual Report on Form 20-F for the year ended December 31, 2022, and as we may further update that description from time to time.

We also incorporate by reference into this prospectus all future annual reports on Form 20-F filed with, and any reports on Form 6-K (that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part) furnished to, the SEC from the date of this prospectus until the completion or termination of the offering of the securities under this prospectus.

You (or any beneficial owner) may obtain copies of any of these filings as described below, through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus, upon oral or written request at Park Place, 55 Par-la-Ville Road, Hamilton, HM 11 Bermuda, +1 441 295 69 35. Copies are also available at the offices of Seadrill Management Ltd., at Chiswick Business Park, Building 11, 2nd Floor, 566 Chiswick High Road, London W4 5YS, United Kingdom.

Seadrill Limited

24,763,163 Common Shares

PROSPECTUS

May 15, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Company’s bye-laws provide that the directors, resident representative, secretary and other officers (such term to include any person appointed to any committee by the Board) of the Company acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Company, against any director or officer of the Company on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such director or officer.

The Company may purchase and maintain insurance for the benefit of any director or officer of the Company against any liability incurred by them under the Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company or any subsidiary thereof.

The Company may advance moneys to a director or officer of the Company for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against them, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against them.

Item 9. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

2.1	Second Amended Joint Chapter 11 Plan (as modified) of Reorganization, as confirmed by the Bankruptcy Court on October 26, 2021 (incorporated by reference to Exhibit 2.1 of Seadrill Limited’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 29, 2022).

2.2†	Agreement and Plan of Merger, by and among Seadrill Limited, Aquadrill LLC and Seadrill Merger Sub, LLC, dated as of December 22, 2022 (incorporated by reference to Exhibit 4.1 to Seadrill Limited’s Report on Form 6-K furnished on December 23, 2022).

Exhibit No.	Description

3.1	Certificate of Incorporation of Seadrill 2021 Limited delivered October 21, 2021 (incorporated by reference to Exhibit 1.1 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

3.2	Memorandum of Association of Seadrill 2021 Limited (incorporated by reference to Exhibit 1.2 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

3.3	Certificate of Deposit of Memorandum of Increase of Share Capital of Seadrill Limited (incorporated by reference to Exhibit 1.3 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

3.4	Bye-Laws of Seadrill Limited (incorporated by reference to Exhibit 1.4 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

3.5	Certificate of Change of Name from Seadrill 2021 Limited to Seadrill Limited delivered February 22, 2022 (incorporated by reference to Exhibit 1.5 to Seadrill Limited’s Annual Report on Form 20-F filed on April 29, 2022).

4.1	Bankruptcy Registration Rights Agreement (incorporated by reference to Exhibit 2.2 of Seadrill Limited’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 29, 2022).

4.2	Convertible Note Purchase Agreement (incorporated by reference to Exhibit 4.3 of Seadrill Limited’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 29, 2022).

4.3†	Merger Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to Seadrill Limited’s Report on Form 6-K furnished on April 4, 2023).

5.1*	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Seadrill Limited) (Successor).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Seadrill Limited) (Predecessor).

23.3*	Consent of PricewaterhouseCoopers LLP, independent auditors (Aquadrill LLC) (Successor).

23.4*	Consent of PricewaterhouseCoopers LLP, independent auditors (Aquadrill LLC) (Predecessor).

23.5*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (incorporated by reference to the signature page hereto).

107.1*	Filing Fee Table.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and will be provided to the SEC upon request.
*	Filed herewith.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, in the United Kingdom on May 15, 2023.

SEADRILL LIMITED

By:	/s/ Simon Johnson
Name:	Simon Johnson
Title:	Chief Executive Officer of Seadrill Management Ltd. (Principal Executive Officer of Seadrill Limited)

POWER OF ATTORNEY

Each person whose signature appears below appoints Simon Johnson, Grant Creed, Leif Nelson and Torsten Sauer-Peterson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Simon Johnson Simon Johnson	Chief Executive Officer of Seadrill Management Ltd. (Principal Executive Officer of Seadrill Limited)	May 15, 2023

/s/ Grant Creed Grant Creed	Chief Financial Officer of Seadrill Management Ltd. (Principal Financial Officer and Principal Accounting Officer of Seadrill Limited)	May 15, 2023

/s/ Julie Johnson Robertson Julie Johnson Robertson	Chair	May 15, 2023

/s/ Mark A. McCollum Mark A. McCollum	Director	May 15, 2023

Signatures	Title	Date

/s/ Jean Cahuzac Jean Cahuzac	Director	May 15, 2023

/s/ Jan B. Kjærvik Jan B. Kjærvik	Director	May 15, 2023

/s/ Andrew Schultz Andrew Schultz	Director	May 15, 2023

/s/ Paul Smith Paul Smith	Director	May 15, 2023

/s/ Ana Zambelli Ana Zambelli	Director	May 15, 2023

/s/ Harry Quarls Harry Quarls	Director	May 15, 2023

/s/ Jonathan Swinney Jonathan Swinney	Director	May 15, 2023

/s/ Todd Strickler Todd Strickler	Secretary of Seadrill Americas Inc. (Authorized Representative of Seadrill Limited in the United States)	May 15, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of Seadrill Limited in the United States, has signed this registration statement in the City of Houston, State of Texas on the 15th day of May, 2023.

SEADRILL AMERICAS INC.

By:	/s/ Todd Strickler
Name:	Todd Strickler
Title:	Secretary of Seadrill Americas Inc.